Exhibit 99.1

NEWS RELEASE

Vistra Completes Acquisition of Cogentrix Energy, Expanding Diverse Generation Fleet

Approximately 5,500 megawatts of modern natural gas capacity in key markets enhance company's ability to meet customer needs

IRVING, Texas, Oct. 30, 2026 — Vistra Corp. (NYSE: VST) today announced it has completed the acquisition of Cogentrix Energy, consisting of 10 modern natural gas generation facilities totaling approximately 5,500 MW of capacity, from funds managed by Quantum Capital Group. The transaction closing follows receipt of all required regulatory approvals. Combined with Vistra’s existing fleet, the additional assets bring Vistra’s generation portfolio to nearly 50,000 MW of capacity across the U.S.

With this acquisition, Vistra further expands its diverse generation portfolio, adding efficient combined-cycle combustion turbine and cogeneration assets in some of the most attractive and fastest-growing power regions in the country: PJM, ISO New England, and ERCOT. The closing builds on Vistra's track record of completing and integrating large acquisitions, including Energy Harbor in March 2024, which added approximately 4,000 MW of nuclear generation, and seven natural gas plants from Lotus Infrastructure Partners in October 2025, which added more than 2,300 MW of capacity to Vistra’s current fleet.

“Natural gas plays a critical role in meeting our nation’s growing energy needs, and the Cogentrix assets are a strong strategic fit for Vistra as we continue to grow our generation portfolio,” said Jim Burke, president and chief executive officer of Vistra. “We’re excited to bring these experienced teams together around a shared commitment to safety, operational excellence, and reliability. Our Vistra team knows how to successfully integrate generation assets into our fleet, and we look forward to building on Cogentrix’s strengths and delivering long-term value for our stakeholders.”

Acquisition of Cogentrix Portfolio
Portfolio Overview

Asset	State	ISO	Size (MW)	Technology
Patriot	Pennsylvania	PJM	881	CCGT
Hamilton-Liberty	Pennsylvania	PJM	881	CCGT
Lakewood	New Jersey	PJM	286	CCGT
Rock Springs	Maryland	PJM	740	CT
Ocean	New Jersey	PJM	375	CT
Newington	New Hampshire	ISO-NE	624	CCGT
Bridgeport	Connecticut	ISO-NE	558	CCGT
Tiverton	Rhode Island	ISO-NE	297	CCGT
Rumford	Maine	ISO-NE	271	CCGT
Altura Cogeneration	Texas	ERCOT	583	Cogeneration
Total			5,496
Note: Vistra has acquired 100% ownership in all the above plants, including the 25% interest in the Patriot and Hamilton-Liberty plants not previously owned by Cogentrix.

Vistra – Press Release
Oct. 30, 2026, Page 2

Media
Meranda Cohn
214-875-8004
Media.Relations@vistracorp.com

Analysts

Eric Micek
214-812-0046
Investor@vistracorp.com

About Vistra

Vistra (NYSE: VST) is a leading, Fortune 500 integrated retail electricity and power generation company based in Irving, Texas, that provides essential resources to customers, businesses, and communities from California to Maine. Vistra is a leader in transforming the energy landscape, with an unyielding focus on reliability, affordability, and sustainability. The company safely operates a reliable, efficient power generation fleet of natural gas, nuclear, coal, solar, and battery energy storage facilities while taking an innovative, customer-centric approach to its retail business.